EXHIBIT 10.1

APPENDIX A

2010 ANNUAL MANAGEMENT INCENTIVE PLAN
CORPORATE SHARED SERVICES

This document sets forth the Performance Criteria established by the Board of Directors for Integrated Electrical Services’ Annual Management Incentive Plan (hereinafter “Plan”) for Fiscal 2010.

I.	PERFORMANCE CRITERIA

The Board has established the following Performance Criteria for Fiscal 2010 from which Awards under this Plan shall be made pursuant to the Annual Management Incentive Plan Document:

·	Corporate Consolidated Annual Operating Income

Under the Plan, Participants are assigned an incentive award target expressed as a percent of their annual base salary.  Based upon performance against pre-determined Performance Criteria, participants may earn a range of incentive award payouts relative to their target.  A minimum threshold performance of 90% against the pre-determined Performance Criteria target must be achieved before any incentive is payable under the Plan.

II.	INCENTIVE AWARD CALCULATIONS

A.	Corporate Shared Services. Awards under the Plan for Corporate Shared Services Participants will be weighted 100% on Corporate performance and calculated based upon four factors:

1.
Corporate Performance.  Achievement of the Company’s annual operating plan for each Performance Criteria.  There will be a Threshold Performance level for each Performance Criteria below which no award will be earned, and Maximum Performance level in all categories beyond which no additional award will be earned.  A participant’s annual incentive award will be increased or decreased based on corporate performance against predetermined performance criteria (refer to Exhibit A).

a)
Threshold Award:   The lowest award level paid, 50% of a Participant’s annual incentive target, is paid for the lowest performance level (90% attainment of Performance Criteria) eligible for an award under the Plan.

b)	Target Award: The award to be paid for 100% attainment of the Performance Goal (100% attainment of Performance Criteria).

c)	Maximum Award: The Maximum award under the plan is 200% of a Participant’s annual incentive target (175% attainment of Performance Criteria).

2.
Plan Modifiers.  The second component in determining individual incentive awards under the Plan is the achievement of the Company’s annual safety performance target.  A participant’s Annual incentive award will be modified based on the Company’s achievement of the Company’s Safety Performance Index (“SPI”) score (refer to Exhibit B).

3.
Individual Performance.  The third component in determining individual incentive awards is attainment of individual goals and objectives established for the Participant during the plan year.  Two to three individual goals will be set and weighted for each Participant during the plan year.  The CEO will establish individual goals and weightings for Section 16 Participants subject to review and ratification by the Committee.

4.
Management Discretion.  The Committee may in its sole discretion make downward or upwards adjustments to Awards based on “Individual Performance” considerations.  The amount of the adjustment may not be increased or decreased by an amount exceeding 50% of the proposed incentive award.  Discretionary adjustments may also be made for leadership behaviors that significantly impact strategic and operational initiatives of the Company; people development, and other factors as determined by the Company.  Discretionary adjustments made to Plan participants, excluding the CEO, may not result in a net increase in Plan funding.  The Committee shall have sole discretion to increase or decrease the annual incentive award made to the CEO.

III.	PAYMENT OF AWARDS

Participants will receive an annual cash incentive award paid as soon as administratively possible after the Committee determines the amount of any such bonus to be awarded under the Plan.